UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 9/12/2008

AVICENA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-51610

Delaware	04-3195737
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

228 Hamilton Avenue, Third Floor, Palo Alto, California 94301

(Address of Principal Executive Offices, Including Zip Code)

(415) 397-2880

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Directors and Officers

On September 12, 2008, Dr. Leslie Fang, a member of the Registrant’s Board of Directors, notified the Registrant of his resignation from the Board, effective immediately. The resignation was not the result of a disagreement with the Company on any matters relating to the Company’s operations, policies or practices. Dr. Fang also resigned as Chairman of the Registrant’s Scientific Advisory Board and its Chief Scientific Officer.

(d) Election of New Directors

On September 12, 2008, the Registrant’s Board of Directors elected Ryan Kiss as Director to fill a vacancy on the board. Mr. Kiss is the Managing Director and Chairman of Link Financial Partners. No fees will be paid or stock options granted in connection with this election.

On September 12, 2008, the Registrant’s Board of Directors also elected Rick Stewart as Director to fill a vacancy on the board. Mr. Stewart is the former Chief Executive Officer of Amarin Corporation PLC. No fees will be paid or stock options granted in connection with this election. Pursuant to a letter agreement dated as of June 5, 2008 with the Registrant, Mr. Stewart currently serves as a financial, strategic and operational advisor to the Registrant, providing counsel to the Registrant’s Board of Directors on certain transactions of the Registrant, including any recapitalization, restructuring, sale of assets, stock or a change of control of the Registrant (a “Transaction”). In connection with advisory services rendered to the Registrant, if the Registrant consummates a Transaction within one year of the effective date of the letter agreement, Mr. Stewart will receive an advisory fee equal to three percent (3%) of the gross proceeds received by the Registrant in connection with any Transaction, but in any event, not less than $500,000.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avicena Group, Inc.

Date: September 17, 2008	By:	/s/ Michael J. Sullivan
Michael J. Sullivan
Vice President of Finance